Exhibit 10.1

Red Robin Gourmet Burgers, Inc.
6312 South Fiddlers Green Circle, # 200N
Greenwood Village, CO 80111

August 5, 2010

Mr. Gregory P. Taxin

Spotlight Advisors, LLC
9 West 57th Street, 26th Floor

New York, NY  10019

Mr. Vincent Darpino

Clinton Group, Inc.

9 West 57th Street, 26th Floor

New York, NY  10019

Dear Messrs. Taxin and Darpino:

The parties to that certain letter agreement dated March 4, 2010 (the “Agreement”) among Spotlight Advisors, LLC, a Delaware limited liability company (“Spotlight”) and Clinton Group, Inc., a Delaware corporation (“Clinton”), on behalf of themselves and their respective affiliated funds, persons and entities, both current and future (collectively, the “Investor Group”) and Red Robin Gourmet Burgers, Inc., a Delaware corporation (the “Company”), hereby agree as follows (capitalized terms used but not otherwise defined in this letter agreement shall have the meanings given to such terms in the Agreement):

1.             Glenn Kaufman shall constitute the Additional Director in accordance with Section 1(c) of the Agreement.  The parties hereby agree that Mr. Kaufman will serve as a Class II director, rather than a Class III director, as originally contemplated by Section 1(c) of the Agreement.

2.             For purposes of clarification, should the Company publicly announce that (i) it has entered into a definitive agreement with respect to the acquisition of all or greater than 50% of its outstanding common stock or (ii) the Board has determined to engage in a consideration of strategic alternatives, including the potential sale of the Company, the restrictions in Sections 9(d) and 9(e) of the Agreement shall not be deemed to apply to any action taken by the Investor Group either alone or together with a third party to make preparations for and present directly to the Board in a confidential manner an acquisition proposal; and further, that any filing made by the Investor Group on Schedule 13D that is required with respect to such a proposal shall not constitute a violation of Subsection 9(d) or 9(e) of the Agreement.

3.             Except as specifically set forth herein, the parties continue to be bound by the terms and conditions of the Agreement.  This letter agreement may be executed by the parties in counterparts, all of which will be deemed an original instrument, but together will constitute one and the same instrument.  The parties may execute this letter agreement by facsimile or electronically scanned signatures, and such signatures will be valid and binding as original signatures.

If you are in agreement with the foregoing, please so indicate by executing this letter agreement below.

Very truly yours,

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Pattye Moore
Pattye Moore, Chair of the Board

Accepted and agreed to this
5th day of August, 2010:

SPOTLIGHT ADVISORS, LLC
on behalf of itself and its affiliates

By:	/s/ Gregory P. Taxin
	Name:	Gregory P. Taxin
	Title:	Managing Member

CLINTON GROUP, INC.
on behalf of itself and its affiliates
By:	/s/ Francis A. Ruchalski
	Name:	Francis A. Ruchalski
	Title:	Director